EXHIBIT 99.1

REPUBLIC SERVICES, INC.
REPORTS FOURTH QUARTER RESULTS
AND PROVIDES 2013 GUIDANCE

For 2012, Republic Reports Adjusted Free Cash Flow of $768 Million and Returns $655 Million in Cash to Stockholders

PHOENIX (Feb. 7, 2013) - Republic Services, Inc. (NYSE: RSG) today reported net income of $127.0 million, or $0.35 per diluted share, for the three months ended Dec. 31, 2012, versus $191.0 million, or $0.51 per diluted share, for the comparable 2011 period.

Republic’s net income for the three months ended Dec. 31, 2012 and 2011, includes a number of charges and other expenses and benefits that impacted its results. A detail of these charges, other expenses and benefits is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the three months ended Dec. 31, 2012 and 2011, would have been $133.4 million, or $0.37 per diluted share, and $195.3 million, or $0.53 per diluted share, respectively.

Excluding certain charges, other expenses and benefits recorded during 2012 and 2011, as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted earnings before interest, taxes, depreciation, depletion, amortization and accretion (adjusted EBITDA) for the three months ended Dec. 31, 2012, would have been $535.1 million, or 26.4 percent of revenue, compared to $603.6 million, or 29.8 percent of revenue, for the comparable 2011 period.

Revenue for the three months ended Dec. 31, 2012, increased to $2,028.3 million from $2,025.2 million for the comparable 2011 period. This increase in revenue of 0.2 percent was made up of increases in core price of 1.1 percent, fuel recovery fees of 0.2 percent and acquisitions, net of divestitures of 0.5 percent that were partially offset by decreases in volumes of 0.8 percent and recycling commodities of 0.8 percent.

For the year ended Dec. 31, 2012, net income was $571.8 million, or $1.55 per diluted share, versus $589.2 million, or $1.56 per diluted share, for the comparable 2011 period.

Republic’s net income for the years ended Dec. 31, 2012 and 2011, includes a number of charges, other expenses and benefits that impacted its results. A detail of these charges, other expenses and benefits is contained in the Reconciliation of Certain Non-GAAP Measures section of this document. Excluding these items, net income for the years ended Dec. 31, 2012 and 2011 would have been $663.4 million, or $1.80 per diluted share, and $738.3 million, or $1.96 per diluted share, respectively.

Excluding certain charges, other expenses and benefits recorded during 2012 and 2011 as described in the Reconciliation of Certain Non-GAAP Measures section of this document, adjusted EBITDA for the year ended Dec. 31, 2012, would have been $2,289.1 million, or 28.2 percent of revenue, compared to $2,502.4 million, or 30.5 percent of revenue, for the comparable 2011 period.

Revenue for the year ended Dec. 31, 2012, decreased to $8,118.3 million from $8,192.9 million for the comparable 2011 period. This decrease in revenue of 0.9 percent was made up of increases in core price of 0.8 percent, fuel recovery fees of 0.1 percent and acquisitions, net of divestitures of 0.4 percent that were more than offset by decreases in volumes of 1.0 percent and recycling commodities of 1.2 percent.

Commenting on these results, Donald W. Slager, president and chief executive officer, said, “We faced a number of challenges during 2012. However, we responded by remaining committed to our long-term strategy, which allowed us to achieve adjusted free cash flow in line with our expectation. Our cash flow performance and disciplined approach to cash utilization enabled us to re-invest in the business, complete accretive acquisitions and return approximately $655 million in cash to our stockholders through dividends and share repurchases.”

Fiscal Year 2013 Guidance

Republic's guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2013. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Specific guidance is as follows:

•
Adjusted Free Cash Flow: We expect adjusted free cash flow for 2013 to be $675 million to $700 million. Adjusted free cash flow excludes a number of charges and other expenses and benefits. Detail relating to the computation of Adjusted Free Cash Flow is contained in the Reconciliation of Certain Non-GAAP Measures section of this document.

•
Adjusted Diluted Earnings per Share: We expect 2013 adjusted diluted earnings per share to be in the range of $1.86 to $1.91. This assumes a full year effective tax rate of approximately 38 percent. Adjusted diluted earnings per share excludes loss on extinguishment of debt, if any, negotiation and withdrawal costs - Central States Pension Fund, restructuring charges and (gain) loss on disposition of assets and impairments, net, if any.

•	Revenue: We expect an increase in revenue for 2013 of 2.0 to 2.5 percent comprised of the following:

Increase (Decrease)
Core price	1.0 to 1.5
Volume	0.0
Fuel recovery fees	0.2
Recycling commodities	(0.2)
Acquisitions / divestitures, net	1.0
Total change	2.0 to 2.5
Our guidance for fuel and commodities assumes pricing consistent with current levels.

•
Property and Equipment: In 2013, we anticipate receiving $860 million of property and equipment. Purchases of property and equipment as reflected on our consolidated statement of cash flows for 2013 are expected to be $880 million and represent amounts to be paid during 2013 for such expenditures. The $20 million difference between property and equipment received and purchases of property and equipment represents property and equipment received during 2012, but paid for in 2013.

•	Margins: We expect EBITDA margins for 2013 to be approximately 29 percent.

•	Taxes: We expect our provision for income taxes in 2013 to be 38 percent and to approximate our cash taxes.

Mr. Slager, commenting on the Company's guidance, stated, “We have seen some encouraging signs in the economy evidenced by two consecutive quarters of positive volume growth in our collection business. In 2013, we will remain focused on increasing returns through effective pricing programs, growth initiatives, selective acquisitions, and standardized operating practices. We are committed to maintaining a strong credit profile and investment grade ratings as we continue to invest in the business and efficiently return cash to stockholders through share repurchases and dividends.”

Company Declares Quarterly Dividend

Republic also announced that its Board of Directors declared a regular quarterly dividend of $0.235 per share for stockholders of record on April 1, 2013. The dividend will be paid on April 15, 2013.

About Republic

Republic is an industry leader in the U.S. non-hazardous solid waste industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers.  Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges.

Republic participates in investor presentations and conferences throughout the year.  Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page.  Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.

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For more information, contact:

Media Inquiries                    Investor Inquiries
Darcie Brossart (480) 718-6565            Ed Lang (480) 627-7128
Brian DelGhiaccio (480) 627-2741

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67.6	$66.3
Accounts receivable, less allowance for doubtful accounts of $45.3 and $48.1, respectively	836.6	825.8
Prepaid expenses and other current assets	209.3	215.9
Deferred tax assets	117.8	157.7
Total current assets	1,231.3	1,265.7
Restricted cash and marketable securities	164.2	189.6
Property and equipment, net	6,910.3	6,792.3
Goodwill	10,690.0	10,647.0
Other intangible assets, net	358.7	409.6
Other assets	262.4	247.3
Total assets	$19,616.9	$19,551.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$474.5	$563.6
Notes payable and current maturities of long-term debt	19.4	34.8
Deferred revenue	313.2	290.2
Accrued landfill and environmental costs, current portion	195.5	184.2
Accrued interest	68.8	72.2
Other accrued liabilities	623.6	752.5
Total current liabilities	1,695.0	1,897.5
Long-term debt, net of current maturities	7,051.1	6,887.0
Accrued landfill and environmental costs, net of current portion	1,420.6	1,396.5
Deferred income taxes and other long-term tax liabilities	1,232.7	1,161.1
Self-insurance reserves, net of current portion	290.9	303.9
Other long-term liabilities	220.9	222.1
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 405.2 and 402.1 issued including shares held in treasury, respectively	4.1	4.0
Additional paid-in capital	6,588.9	6,495.6
Retained earnings	2,403.2	2,164.7
Treasury stock, at cost (44.1 and 32.2 shares, respectively)	(1,287.1)	(961.5)
Accumulated other comprehensive loss, net of tax	(5.8)	(21.5)
Total Republic Services, Inc. stockholders' equity	7,703.3	7,681.3
Noncontrolling interests	2.4	2.1
Total stockholders' equity	7,705.7	7,683.4
Total liabilities and stockholders' equity	$19,616.9	$19,551.5

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenue	$2,028.3	$2,025.2	$8,118.3	$8,192.9
Expenses:
Cost of operations	1,283.5	1,207.7	5,005.7	4,865.1
Depreciation, amortization and depletion	216.4	214.2	848.5	843.6
Accretion	19.3	19.4	78.4	78.0
Selling, general and administrative	207.3	213.9	820.9	825.4
Negotiation and withdrawal costs - Central States Pension Fund	1.2	—	35.8	—
Loss (gain) on disposition of assets and impairments, net	0.7	3.3	(2.7)	28.1
Restructuring charges	11.1	—	11.1	—
Operating income	288.8	366.7	1,320.6	1,552.7
Interest expense	(92.2)	(104.8)	(388.5)	(440.2)
Loss on extinguishment of debt	—	(3.5)	(112.6)	(210.8)
Interest income	0.2	0.1	1.0	0.3
Other income, net	2.3	0.5	3.4	4.3
Income before income taxes	199.1	259.0	823.9	906.3
Provision for income taxes	72.1	68.0	251.8	317.4
Net income	127.0	191.0	572.1	588.9
Net (income) loss attributable to noncontrolling interests	—	—	(0.3)	0.3
Net income attributable to Republic Services, Inc.	$127.0	$191.0	$571.8	$589.2
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.35	$0.52	$1.56	$1.57
Weighted average common shares outstanding	363.2	370.3	366.9	376.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.35	$0.51	$1.55	$1.56
Weighted average common and common equivalent shares outstanding	364.3	371.6	368.0	377.6

Cash dividends per common share	$0.235	$0.220	$0.910	$0.840

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2012	2011
Cash provided by operating activities:
Net income	$572.1	$588.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	926.9	921.6
Non-cash interest expense	58.4	75.4
Restructuring related charges	11.1	—
Stock-based compensation	21.2	20.6
Deferred tax provision	83.9	334.8
Provision for doubtful accounts, net of adjustments	29.7	21.0
Loss on extinguishment of debt	112.6	210.8
(Gain) loss on disposition of assets, net and asset impairments	(14.1)	6.1
Withdrawal liability - Central States Pension Fund	30.7	—
Environmental adjustments	62.4	3.6
Excess income tax benefit from stock option exercises and other non-cash items	(4.1)	(9.2)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(37.2)	(16.0)
Prepaid expenses and other assets	(13.9)	(5.1)
Accounts payable	(49.6)	11.9
Restructuring and synergy related payments	(70.3)	(3.0)
Capping, closure and post-closure payments	(77.6)	(105.7)
Remediation payments	(73.1)	(45.0)
Other liabilities	(55.3)	(244.0)
Cash provided by operating activities	1,513.8	1,766.7

Cash used in investing activities:
Purchases of property and equipment	(903.5)	(936.5)
Proceeds from sales of property and equipment	28.7	34.6
Cash used in business acquisitions and development projects, net of cash acquired	(95.3)	(42.6)
Cash proceeds from divestitures, net of cash divested	9.6	14.2
Change in restricted cash and marketable securities	23.2	(16.8)
Other	(0.3)	(3.1)
Cash used in investing activities	(937.6)	(950.2)

Cash used in financing activities:
Proceeds from notes payable and long-term debt	2,771.4	1,416.4
Proceeds from issuance of senior notes, net of discount	847.6	1,844.9
Payments of notes payable and long-term debt	(3,568.2)	(3,224.5)
Premiums paid on extinguishment of debt	(25.8)	(89.6)
Fees paid to issue and retire senior notes and certain hedging relationships	(17.5)	(58.8)
Issuances of common stock	70.4	40.7
Excess income tax benefit from stock option exercises	1.9	2.5
Purchases of common stock for treasury	(325.6)	(460.7)
Cash dividends paid	(329.1)	(309.4)
Cash used in financing activities	(574.9)	(838.5)

Increase (decrease) in cash and cash equivalents	1.3	(22.0)
Cash and cash equivalents at beginning of period	66.3	88.3
Cash and cash equivalents at end of period	$67.6	$66.3

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2012 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.

REVENUE

The following table reflects our total revenue by line of business for the three months and years ended December 31:

	Three Months Ended December 31,				Years Ended December 31,
	2012		2011		2012		2011
Collection:
Residential	$541.7	26.7%	$534.1	26.4%	$2,155.7	26.6%	$2,135.7	26.1%
Commercial	638.8	31.5	616.0	30.4	2,523.2	31.1	2,487.5	30.4
Industrial	389.5	19.2	373.7	18.5	1,544.2	19.0	1,515.4	18.5
Other	8.5	0.4	8.5	0.4	33.4	0.4	32.9	0.4
Total collection	1,578.5	77.8	1,532.3	75.7	6,256.5	77.1	6,171.5	75.4

Transfer	241.5		243.3		964.5		994.2
Less: Intercompany	(146.2)		(139.8)		(575.3)		(572.8)
Transfer, net	95.3	4.7	103.5	5.1	389.2	4.8	421.4	5.1

Landfill	454.6		467.3		1,863.3		1,867.6
Less: Intercompany	(212.5)		(210.7)		(862.5)		(846.9)
Landfill, net	242.1	11.9	256.6	12.7	1,000.8	12.3	1,020.7	12.5

Sale of recyclable materials	82.5	4.1	97.3	4.8	349.0	4.3	438.6	5.4
Other non-core	29.9	1.5	35.5	1.7	122.8	1.5	140.7	1.6
Other	112.4	5.6	132.8	6.5	471.8	5.8	579.3	7.0

Total revenue	$2,028.3	100.0%	$2,025.2	100.0%	$8,118.3	100.0%	$8,192.9	100.0%

The following table reflects changes in our revenue for the three months and years ended December 31:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Core price	1.1%	0.6%	0.8%	0.8%
Fuel recovery fees	0.2	1.0	0.1	1.0
Total price	1.3	1.6	0.9	1.8

Volume	(0.8)	(0.2)	(1.0)	(0.4)
Recycling commodities	(0.8)	(0.1)	(1.2)	1.0
San Mateo and Toronto contract losses	—	(1.4)	—	(1.4)
Total internal growth	(0.3)	(0.1)	(1.3)	1.0
Acquisitions / divestitures, net	0.5	0.3	0.4	0.1
Total	0.2%	0.2%	(0.9)%	1.1%

COST OF OPERATIONS

The following table summarizes the major components of our cost of operations for the three months and years ended December 31:

	Three Months Ended December 31,				Years Ended December 31,
	2012		2011		2012		2011
Labor and related benefits	$401.5	19.8%	$382.0	18.9%	$1,573.9	19.4%	$1,530.4	18.7%
Transfer and disposal costs	156.0	7.7	152.8	7.5	616.4	7.6	636.1	7.8
Maintenance and repairs	170.9	8.4	160.7	7.9	682.7	8.4	632.1	7.7
Transportation and subcontract costs	107.5	5.3	113.2	5.6	431.9	5.3	443.4	5.4
Fuel	134.6	6.6	128.3	6.3	530.1	6.5	516.5	6.3
Franchise fees and taxes	99.7	4.9	99.5	4.9	401.9	5.0	395.7	4.8
Landfill operating costs	68.5	3.4	33.3	1.6	198.1	2.5	126.1	1.5
Risk management	45.3	2.2	37.6	1.9	177.3	2.2	167.5	2.0
Cost of goods sold	24.8	1.2	33.0	1.6	114.6	1.4	146.8	1.8
Other	74.7	3.8	67.3	3.4	278.8	3.4	270.5	3.4
Total cost of operations	$1,283.5	63.3%	$1,207.7	59.6%	$5,005.7	61.7%	$4,865.1	59.4%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies. Landfill operating costs for the three months and year ended December 31, 2012 include a charge of $37.0 million and $74.1 million, respectively, recorded in response to conditions at a closed disposal facility in Missouri.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The following table provides the components of our selling, general and administrative costs for the three months and years ended December 31:

	Three Months Ended December 31,				Years Ended December 31,
	2012		2011		2012		2011
Salaries	$131.1	6.5%	$140.1	6.9%	$539.4	6.6%	$539.6	6.6%
Provision for doubtful accounts	9.0	0.4	10.1	0.5	29.7	0.4	20.9	0.3
Other	67.2	3.3	63.7	3.2	251.8	3.1	264.9	3.2
Total selling, general and administrative expenses	$207.3	10.2%	$213.9	10.6%	$820.9	10.1%	$825.4	10.1%

The cost categories shown above may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to that of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Earnings Before Interest, Taxes, Depreciation, Depletion, Amortization and Accretion

The following table calculates earnings before interest, taxes, depreciation, depletion, amortization and accretion (EBITDA), which is not a measure determined in accordance with U.S. generally accepted accounting principles (GAAP), for the three months and years ended December 31:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Net income attributable to Republic Services, Inc.	$127.0	$191.0	$571.8	$589.2
Net income (loss) attributable to noncontrolling interests	—	—	0.3	(0.3)
Provision for income taxes	72.1	68.0	251.8	317.4
Other income, net	(2.3)	(0.5)	(3.4)	(4.3)
Interest income	(0.2)	(0.1)	(1.0)	(0.3)
Loss on extinguishment of debt	—	3.5	112.6	210.8
Interest expense	92.2	104.8	388.5	440.2
Depreciation, amortization and depletion	216.4	214.2	848.5	843.6
Accretion	19.3	19.4	78.4	78.0
EBITDA	$524.5	$600.3	$2,247.5	$2,474.3

We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted Earnings

Reported diluted earnings per share were $0.35 and $1.55 for the three months and year ended December 31, 2012 versus $0.51 and $1.56 for the comparable 2011 periods. During the three months and years ended December 31, 2012 and 2011, we recorded a number of charges, other expenses and net (gain) loss on disposition of assets that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (Net Income – Republic) and diluted earnings per share.  These items primarily consist of the following:

	Three Months Ended December 31, 2012				Three Months Ended December 31, 2011
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$524.5	$199.1	$127.0	$0.35	$600.3	$259.0	$191.0	$0.51
Negotiation and withdrawal costs - Central States Pension Fund	1.2	1.2	1.0	—	—	—	—	—
Loss on extinguishment of debt	—	—	(0.1)	—	—	3.5	2.1	0.01
Restructuring charges	11.1	11.1	6.6	0.02	—	—	—	—
(Gain) loss on disposition of assets and impairments, net	(1.7)	(1.7)	(1.1)	—	3.3	3.3	2.2	0.01
Adjusted	$535.1	$209.7	$133.4	$0.37	$603.6	$265.8	$195.3	$0.53

	Year Ended December 31, 2012				Year Ended December 31, 2011
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,247.5	$823.9	$571.8	$1.55	$2,474.3	$906.3	$589.2	$1.56
Negotiation and withdrawal costs - Central States Pension Fund	35.8	35.8	21.6	0.06	—	—	—	—
Loss on extinguishment of debt	—	112.6	68.6	0.18	—	210.8	129.3	0.34
Restructuring charges	11.1	11.1	6.6	0.02	—	—	—	—
(Gain) loss on disposition of assets and impairments, net	(5.3)	(5.3)	(5.2)	(0.01)	28.1	28.1	19.8	0.06
Adjusted	$2,289.1	$978.1	$663.4	$1.80	$2,502.4	$1,145.2	$738.3	$1.96

We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services, Inc., and adjusted diluted earnings per share, which are not measures determined in accordance with GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow

The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with GAAP, for the years ended December 31:

	2012	2011

Cash provided by operating activities	$1,513.8	$1,766.7
Property and equipment received	(866.7)	(885.7)
Proceeds from sales of property and equipment	28.7	34.6
Merger-related payments, net of tax	41.0	9.2
BFI risk management and Allied exchange of partnership interest tax payments	54.9	—
Cash tax benefit for debt extinguishment	(9.5)	(33.0)
Divestiture related tax payments	1.5	17.0
Cash paid related to negotiation and withdrawal costs - Central States Pension Fund, net of tax	3.1	—
Restructuring payments, net of tax	1.4	—
Adjusted free cash flow	$768.2	$908.8

We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows for the three months and years ended December 31:

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$196.1	$240.4	$903.5	$936.5
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(3.1)	43.5	(36.8)	(50.8)
Property and equipment received during the period	$193.0	$283.9	$866.7	$885.7

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.

As of December 31, 2012 and 2011, accounts receivable were $836.6 million and $825.8 million, net of allowance for doubtful accounts of $45.3 million and $48.1 million, resulting in days sales outstanding of 38 (or 23 net of deferred revenue) and 37 (or 24 net of deferred revenue), respectively.

CASH DIVIDENDS

In October 2012, we paid a cash dividend of $85.7 million to stockholders of record as of October 1, 2012. As of December 31, 2012, we recorded a dividend payable of $84.9 million to stockholders of record as of January 2, 2013, which was paid on January 16, 2013. In February 2013, our board of directors declared a regular quarterly dividend of $0.235 per share to be paid on April 15, 2013 to stockholders of record as of April 1, 2013.

STOCK REPURCHASE PROGRAM
We have had a share repurchase program since November 2010. From November 2010 to December 31, 2012, we used $825.6 million to repurchase 29.0 million shares at a weighted average cost per share of $28.49. During the three months ended December 31, 2012, we repurchased 4.3 million shares of our stock for $117.3 million at a weighted average cost per share of $27.56.

As of December 31, 2012, we had 361.2 million shares of common stock issued and outstanding.

RECONCILIATION OF 2013 FINANCIAL GUIDANCE

Adjusted Diluted Earnings per Share

The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2013 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2012. Adjusted diluted earnings per share is not a measure determined in accordance with GAAP:

	(Anticipated) Year Ending	(Actual) Year Ended
	December 31, 2013	December 31, 2012
Diluted earnings per share	$ 1.83 - 1.88	$1.55
Loss on extinguishment of debt	—	0.18
Negotiation and withdrawal costs - Central States Pension Fund	—	0.06
(Gain) loss on disposition of assets and impairments, net	—	(0.01)
Restructuring charges	0.03	0.02
Adjusted diluted earnings per share	$ 1.86 - 1.91	$1.80

At this time, we are unable to estimate the magnitude or timing of charges associated with our loss on extinguishment of debt, negotiation and withdrawal costs from collective bargaining agreements under which we have obligations to contribute to the Central States Pension Fund or (gain) loss on disposition of assets and impairments, net.

We believe that the presentation of adjusted diluted earnings per share, as calculated in the above table, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow

Our anticipated adjusted free cash flow for the year ending December 31, 2013, and our actual adjusted free cash flow for the year ended December 31, 2012, which are not measures determined in accordance with GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2013	(Actual) Year Ended December 31, 2012
Cash provided by operating activities	$ 1,495 - 1,520	$1,513.8
Property and equipment received	(860)	(866.7)
Proceeds from sales of property and equipment	25	28.7
Merger related payments, net of tax	—	41.0
BFI risk management and Allied exchange of partnership interest tax payments	—	54.9
Cash tax benefit for debt extinguishment	—	(9.5)
Divestiture related tax payments	—	1.5
Cash paid related to negotiation and withdrawal costs - Central States Pension Fund, net of tax	—	3.1
Restructuring payments, net of tax	15	1.4
Adjusted free cash flow	$ 675 - 700	$768.2

We anticipate our adjusted free cash flow for 2013 will decrease from 2012 primarily due to an expected increase in taxes paid related to a reduction in bonus depreciation and favorable settlements in 2012 that are not expected to repeat. At this time we are unable to estimate the magnitude or timing of charges associated with our negotiation or withdrawal from collective bargaining agreements under which we have obligations to contribute to the Central States Pension Fund.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated) Year Ending December 31, 2013	(Actual) Year Ended December 31, 2012
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$880	$903.5
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(20)	(36.8)
Property and equipment received during the period	$860	$866.7

We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook,” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•
general economic and market conditions, including the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute or if an additional withdrawal event or events occur with respect to Central States Pension Fund or if a withdrawal event occurs with respect to any other multi-employer pension plan to which we contribute;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies; and

•
acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.